Amendment No. 1 to Trading Plan

(SEC Rule l0b5-1)

This Amendment No.1 to Trading Plan (“Amendment”) is executed as of the dates set forth below (the “Signing Date”) and effective as of May 1, 2006 between [insert name] (“Client”) and Charles Schwab & Co., Inc. (“Broker”).

A. Client and Broker entered into a Trading Plan as of May 10, 2004 (the “Trading Plan”).

B. The parties wish to revise the terms and conditions of Appendix A to the Trading Plan as set forth herein.

NOW, THEREFORE, Client and Broker agree as follows:

1. Appendix A. Effective for trading windows after May 1, 2006, Appendix A of the Trading Plan shall be in the form attached hereto which shall replace and supersede any prior version attached to the Trading Plan.

2. General. Except for Appendix A so modified, the Trading Plan shall remain in full force and effect. This Amendment may be executed in counterparts and by facsimile.

IN WITNESS WHEREOF, the parties hereto have signed this Amendment as of the Signing Date.

[Insert Name}	Charles Schwab & Co., Inc.

By:	By:
Name:	Name:
Title:	Title:

Dated as of this day of , 2006.

ACKNOWLEDGED:

Learning Tree International, Inc.

By:
Name:
Title:

Charles Schwab & Co., Inc. Member NYSE/SIPC COMM 0402-1388

Appendix A to Trading Plan

Effective for Trading Windows after May 1, 2006

(SEC Rule 10b5-1)

For Sale of Restricted or Control Stock

[Instructions for Sale or Purchase of Stock of Issuer]

Client Information:

(a) The Participating Persons may be part of a group that holds more than 10% of the equity of the Issuer.

(b) Of the undersigned, Foundation and Family Trust may be deemed an “affiliate,” as defined in Rule 144 of the Securities Act of 1933. Dynasty, Nicole and Steven are not deemed “affiliates” and are therefore, not subject to Rule 144 restrictions or filing requirements.

Quarterly Orders. Beginning the first day of each Trading Window* during the Term of the Trading Plan, Client and the other Participating Persons hereby instruct Broker to enter the orders set forth below. Each order will be good until filled or until the end of the Trading Window. Broker is to treat each order on a “not held” basis and will make best efforts not to unduly pressure the price of the stock in a negative way. Broker will continue to apply price limit constraints for the duration of the Trading Window. Orders in each quarter are intended to be cumulative, so that if (for example) the price exceeds $25.00 during a Trading Window, aggregate orders for the Participating Persons covering up to 180,000 shares are triggered of which 30,000 shares do not have any limit price; 40,000 shares must be sold for a price of at least $15.00; 50,000 shares must be sold for a price of at least $20.00; and 60,000 shares must be sold for at least $25.00.

All trades for the Participating Persons under this Appendix A will be placed in a master account numbered 08771659 and upon execution will be allocated among the Participating Persons as follows:

	Stock sold at a per share price equal to**
Participant	Less than $25.00	$25.00 or more
Dynasty Trust	10%	5%
Foundation	20%	10%
Family Trust	0%	55%
Nicole Trust	35%	15%
Steven Trust	35%	15%

If any Participant cannot be allocated its percentage as a result of (i) constraints under Rule 144 or (ii) its termination of its trading plan, these percentages shall be allocated among the remaining Participants in proportion to the applicable percentages set forth above.

*	A quarterly “Trading Window” will begin on the 15th day of February, May and August and on the 30th day of November and end on the 15th day of the next month (March, June, September and December, respectively).
**	“Share price” for allocation purposes is determined by the average price of all sales calculated at the end of each trading day.

Date Order Placed	Buy or Sell	# of Shares	Original Purchase Date	Nature of Acquisition	Limit Price	Duration of Order
Opening of Trading Window	Sell	30,000	> 1 Year	Founder	None	Close of Trading Window
Opening of Trading Window	Sell	40,000	> 1 Year	Founder	15.00	Close of Trading Window
Opening of Trading Window	Sell	50,000	> 1 Year	Founder	20.00	Close of Trading Window
Opening of Trading Window	Sell	60,000	> 1 Year	Founder	25.00	Close of Trading Window
Opening of Trading Window	Sell	60,000	> 1 Year	Founder	30.00	Close of Trading Window
Opening of Trading Window	Sell	60,000	> 1 Year	Founder	35.00	Close of Trading Window
Opening of Trading Window	Sell	60,000	> 1 Year	Founder	40.00	Close of Trading Window
Opening of Trading Window	Sell	60,000	> 1 Year	Founder	45.00	Close of Trading Window
Opening of Trading Window	Sell	60,000	> 1 Year	Founder	50.00	Close of Trading Window

•	Share amounts/prices listed shall be increased or decreased to reflect stock splits or other similar changes in Issuer’s capitalization that may occur prior to execution of the trades.

•	All orders are on a “not held” basis.

•	Limit price orders are at the limit price or better, beginning at the opening of regular market trading hours at the opening of the Trading Window and expiring at the close of regular market trading hours on close of the Trading Window.

Charles Schwab & Co., Inc. Member NYSE/SIPC COMM 0402-1388

Name of Client: The Garen Family Trust		Name of Client: The Garen Family Foundation		Name of Client: The Garen Dynasty Trust

By:		By:		By:
Name:	Eric Garen	Name:	Eric Garen	Name:	Theodore E. Guth
Title:	Trustee	Title:	Trustee	Title:	Trust Protector

By:		By:
Name:	Nancy Garen	Name:	Nancy Garen
Title:	Trustee	Title:	Trustee

Account number: Date:		Account number: Date:		Account number: Date:

Name of Client: Nicole Suzanne Garen Family Trust		Name of Client: Steven Robert Garen Family Trust

By:		By:
Name:	Theodore E. Guth	Name:	Theodore E. Guth
Title:	Trustee	Title:	Trustee

Account number: Date:		Account number: Date:

Accepted by: Charles Schwab & Co, Inc.		Acknowledged by: Learning Tree International, Inc.

By:		By:
Name:		Name:	Mary C. Adams
Title:		Title:	Chief Administrative Officer
Date:		Date:

Charles Schwab & Co., Inc. Member NYSE/SIPC COMM 0402-1388